Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Aclarion, Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	2,255,670(3)	$15.5525	$3,501,928.00	$0.0000927	$324.63

Equity	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	1,811,000(4)	$15.5525	$2,811,578.00	$0.0000927	$260.63

Equity	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	189,000(5)	$15.5525	$293,423.00	$0.0000927	$27.20

Total Offering Amounts					$6,606,929.00		612.46

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$612.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), which become issuable under the Aclarion, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), and the Nocimed, Inc. 2015 Stock Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $1.5525, the average of the high and low price of the registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on May 24, 2022.

(3)	Represents 2,255, 670 shares of common stock issuable upon the exercise of outstanding stock options awards under the 2015 Plan as of May 25, 2022. No further grants will be made under the 2015 Plan. To the extent outstanding options granted under the 2015 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2020 Plan, the number of shares underlying such awards will be available for future grant under the 2022 Plan.

(4)	Represents 1,811,000 shares of common stock reserved for issuance under the 2022 Plan. If awards outstanding under the 2015 Plan, as of the date of this Registration Statement, and the 2022 Plan are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2022 Plan. The 2022 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2022 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31, or (ii) such lesser amount as determined by the Plan administrator.

(5)	Represents 189,000 shares of common stock issuable upon the exercise of existing grants under the 2022 Plan. To the extent outstanding options granted under the 2022 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2022 Plan, the number of shares underlying such awards will be available for future grant under the 2022 Plan.

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